Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Bob Bannon (336) 741-3359	Media: Jane Seccombe (336) 741-5068	RAI 2016-22

RAI reports strong 2Q16 performance

and positive outlook;

Accelerates returns to shareholders

•	Reported EPS: Second quarter at $0.56, down 66.9 percent from prior-year quarter; first half at $3.05, up 45.2 percent from prior-year period

•	Adjusted EPS: Second quarter at $0.58, up 13.7 percent from prior-year quarter; first half at $1.08, up 14.9 percent from prior-year period

	o	Reflects the impact of adjustments as detailed in Schedule 2

•	RAI narrows 2016 guidance to adjusted EPS range of $2.26 to $2.34, up 14.1 percent to 18.2 percent from 2015

•	Newport manufacturing integration successfully completed in June

•	RAI increases dividend payout target from 75 percent to 80 percent, resulting in 9.5 percent increase in quarterly cash dividend

•	RAI announces $2.0 billion share repurchase program

WINSTON-SALEM, N.C. – July 26, 2016 – Reynolds American Inc. (NYSE: RAI) today announced second-quarter 2016 reported EPS of $0.56, down 66.9 percent from the prior-year quarter, driven primarily by the gain on divestiture related to the Lorillard, Inc. acquisition in June 2015. Second-quarter adjusted EPS was $0.58, up 13.7 percent, including the impact of adjustments as detailed in Schedule 2.

For the first half of 2016, reported EPS was $3.05, up 45.2 percent from the prior-year period. First-half adjusted EPS was $1.08, up 14.9 percent, including the impact of adjustments as detailed in Schedule 2.

RAI narrowed its 2016 adjusted EPS guidance to a range of $2.26 to $2.34, up 14.1 percent to 18.2 percent from the company’s 2015 adjusted EPS of $1.98.

June 30, 2016 Financial Results – Highlights

(unaudited)

(all dollars in millions, except per-share amounts;

for reconciliations, including reported (GAAP) to adjusted (Non-GAAP), see Schedule 2)

	For the Three Months Ended June 30			For the Six Months Ended June 30
	2016	2015	% Change	2016	2015	% Change
Net sales	$3,195	$2,403	33.0%	$6,112	$4,460	37.0%

Operating income
Reported (GAAP)	$1,415	$4,364	-67.6%	$7,557	$5,057	49.4%
Adjusted (Non-GAAP)	1,466	1,011	45.0%	2,785	1,776	56.8%

Net income

Reported (GAAP)	$796	$1,928	-58.7%	$4,361	$2,317	88.2%
Adjusted (Non-GAAP)	828	579	43.0%	1,549	1,036	49.5%

Net income per diluted share
Reported (GAAP)	$0.56	$1.69	-66.9%	$3.05	$2.10	45.2%
Adjusted (Non-GAAP)	0.58	0.51	13.7%	1.08	0.94	14.9%

MANAGEMENT’S PERSPECTIVE

Overview

“Strong market share gains across our operating companies’ premium cigarette portfolio, in combination with higher pricing in both cigarettes and moist snuff, drove excellent operating performance in the second quarter,” said Susan M. Cameron, president and chief executive officer of RAI. “The achievements by our operating companies through the first half of 2016 have significantly strengthened Reynolds American, and I’m pleased to announce further steps supporting our commitment to returning value to RAI’s shareholders.”

Cameron said that RAI’s board approved an increase in the company’s dividend payout target to 80 percent of adjusted net income — resulting in the second dividend increase this year — and authorized a $2.0 billion share repurchase program. “In addition, RAI is tightening its full-year adjusted earnings guidance range, which now reflects annual growth of about 14 percent to 18 percent,” she said.

A key highlight of the quarter was finalizing the transition of the Newport brand’s manufacturing to R.J. Reynolds Tobacco Company, following RAI’s acquisition of Lorillard in June 2015.

“Completing this complex integration six months ahead of schedule is a major achievement, and positions the company well to capture the savings associated with R.J. Reynolds’ more efficient manufacturing process,” Cameron said. “Of course, we continue to be extremely pleased with Newport’s performance – the brand gained one-half point of market share during the quarter.”

In addition to impressive growth in each of its reportable business segments, Cameron said that RAI’s operating companies continued to advance their transforming-tobacco objectives in the second quarter, particularly in innovative smoke-free products. “VUSE Digital Vapor Cigarettes remain the category leader with a market share of 29 percent in traditional retail channels,” she said, “and the national expansion of ZONNIC’s nicotine replacement therapy gum is also progressing smoothly.”

RAI USE OF ADJUSTED (NON-GAAP) FINANCIAL MEASURES

Reynolds American reports its financial results in accordance with generally accepted accounting principles (GAAP). GAAP measures within this press release are referred to as “reported,” and Non-GAAP measures are identified as “adjusted.”

RAI management uses adjusted measurements, which exclude certain income and expense items in its reported results that management believes are not part of RAI’s underlying business operations, to set performance goals and as a means to measure the performance of RAI and its operating companies. RAI management believes that these adjusted metrics provide useful insight into RAI and its operating companies’ ongoing businesses, and that investors’ understanding of the underlying performance of the companies’ continuing operations is enhanced through their disclosure.

Adjusted results are not consistent with reported results and may be calculated differently from similar financial measures used by other companies. RAI’s use of adjusted results are intended to be supplemental in nature, and should not be viewed as a substitute for reported results.

RAI’s full-year adjusted EPS guidance reflects the impact of certain income and expense items, including those items noted in the reconciliation tables provided in Schedule 2 of this press release. RAI’s management cannot estimate on a forward-looking basis the impact of these items on its reported EPS because these items, which could be significant, are difficult to predict and may be highly variable. As a result, RAI does not provide a corresponding reported measure for, or reconciliation to, its adjusted EPS guidance.

Reconciliations of reported (GAAP) results to adjusted (Non-GAAP) results are detailed in Schedule 2 and Schedule 3 of this press release.

COMBUSTIBLES

Total second-quarter domestic cigarette volumes for RAI’s operating companies increased 24.6 percent from the prior-year quarter, and increased 29.0 percent for the first half of 2016 — with comparisons largely driven by the addition of the Newport brand in June 2015.

Industry cigarette volume fell 3.9 percent in the second quarter, which was negatively impacted by changes to wholesale inventory levels. When adjusted for wholesale inventory changes, industry shipments were down approximately 1.7 percent in the second quarter of 2016 compared to the prior-year quarter, and were down approximately 0.9 percent for the first half of 2016 versus the comparable period of 2015.

In the second quarter of 2016, total RAI operating companies’ retail cigarette market share increased 0.4 percentage points from the prior-year quarter, to 34.5 percent, and also increased 0.4 percentage points for the first half of 2016 versus the prior-year period.

Total retail cigarette market share for RAI operating companies’ combined drive brands (Newport, Camel, Pall Mall and Natural American Spirit) increased 0.6 percentage points to 32.1 percent in the second quarter, and increased 0.6 percentage points to 32.1 percent for the first half of 2016. These brands currently make up 93 percent of RAI operating companies’ total cigarette retail market share.

RJR Tobacco

RJR Tobacco’s second-quarter 2016 reported operating income benefitted from the addition of the Newport brand and higher cigarette net pricing, increasing 67.3 percent from the prior-year quarter, to $1.22 billion.

Second-quarter adjusted operating income was $1.27 billion, up 52.1 percent. These results reflect the impact of adjustments as detailed in Schedule 3.

For the first half, RJR Tobacco’s reported operating income was $2.32 billion, up 76.7 percent from the prior-year period. First-half adjusted operating income was $2.39 billion, up 61.6 percent, reflecting the impact of adjustments as detailed in Schedule 3.

Second-quarter adjusted operating margin increased 3.4 percentage points from the prior-year quarter, to 47.8 percent, reflecting RJR Tobacco’s improved mix of premium cigarette volume, which increased 9.6 percentage points to 70.9 percent over the same period. For the first half, adjusted operating margin was 47.2 percent.

RJR Tobacco’s second-quarter cigarette shipments increased 25.7 percent from the prior-year quarter, driven by the addition of Newport.

Second-quarter retail market share, which is reflected on a pro-forma basis for the company’s new brand portfolio following the Lorillard acquisition and the divestiture to ITG Brands, LLC (ITG), was up 0.1 percentage points from the prior-year quarter, at 32.2 percent.

The combined second-quarter retail market share of RJR Tobacco’s cigarette drive brands — Newport, Camel and Pall Mall — increased 0.3 percentage points from the prior-year quarter, to 29.8 percent.

R.J. Reynolds’ flagship Newport brand continued to demonstrate outstanding momentum, benefiting from increased national visibility resulting from the brand’s inclusion in the company’s new retail contracts. The brand’s second-quarter retail market share increased by 0.5 percentage points from the prior-year quarter, to 13.9 percent, with growth primarily driven by its core menthol styles.

The Camel brand also benefitted from an improved national presence resulting from expanded R.J. Reynolds retail contracts. The brand’s second-quarter cigarette retail market share was in line with the prior-year quarter, at 8.3 percent, and it was up 0.1 percentage points when compared with the first quarter of 2016.

In an environment where adult smokers are willing to trade up into premium brands, the company continues to balance profitability and market share for its value brand, Pall Mall. As a result, Pall Mall’s retail market share was down 0.2 percentage points from the prior-year quarter, at 7.7 percent.

Santa Fe

Santa Fe posted another quarter of solid fundamental performance, increasing second-quarter operating income by 7.1 percent compared to the prior-year quarter, to $133 million. During the quarter, the company benefited from higher pricing and volumes from its flagship brand, Natural American Spirit, offset by higher costs associated with the timing of marketing expenditures. First-half operating income was $256 million, up 18.2 percent from the prior-year period.

Santa Fe’s second-quarter operating margin decreased 3.1 percentage points from the prior-year quarter, to 54.1 percent – driven by changes to the timing of marketing expenditures. That brought first-half operating margin to 55.2 percent.

Natural American Spirit continued its strong marketplace momentum in the second quarter. The nation’s No. 1 super-premium cigarette brand gained 0.4 percentage points of retail market share from the prior-year quarter, to 2.2 percent, on volume growth of 10.8 percent.

MOIST SNUFF

American Snuff

Higher pricing benefited American Snuff in the second quarter, with operating income increasing by 7.4 percent from the prior-year quarter, to $138 million. For the first half, operating income was $271 million, up 9.5 percent from the prior-year period.

The company’s second-quarter operating margin of 60.0 percent was up 0.6 percentage points from the prior-year quarter, bringing first-half operating margin to 60.6 percent.

In the second quarter, the company’s flagship Grizzly brand’s retail market share declined 0.7 percentage points to 30.6 percent versus the prior-year quarter, when the company expanded its Grizzly Dark product line. Grizzly’s second-quarter volume declined by 0.4 percent from the prior-year quarter, compared to industry volume growth of about 3.2 percent.

Grizzly market share comparisons in the second quarter were impacted by the national expansion of its Grizzly Dark products in the second quarter of last year, as well as by expansions of competitive line extensions during the second quarter of 2016. Grizzly continues to be the clear leader in the wintergreen category – the largest flavor segment in the industry, as well as in the pouch category, which now makes up almost 20 percent of the total moist-snuff industry.

FINANCIAL UPDATE

Reynolds American’s second-quarter reported EPS of $0.56 decreased 66.9 percent from the prior-year quarter, impacted primarily by the gain on divesture related to the Lorillard acquisition in June 2015.

Second-quarter adjusted EPS was $0.58, up 13.7 percent from the prior-year quarter, benefitting from the addition of the Newport brand and higher cigarette and moist-snuff pricing. Second-quarter adjusted EPS excludes a charge of $0.02 per share related to Engle progeny lawsuits.

For the first half, the company’s reported EPS was $3.05, up 45.2 percent from the prior-year period. First-half adjusted EPS was $1.08, up 14.9 percent, excluding the charge related to Engle progeny lawsuits, as well as a $2.11 per share gain on divestiture related to the sale of Natural American Spirit’s international rights, and charges of $0.12 per share for debt and financing costs and implementation costs.

RAI’s second-quarter adjusted operating margin increased 3.8 percentage points from the prior-year quarter, to 45.9 percent. That brought first-half adjusted operating margin to 45.6 percent, up 5.8 percentage points from the first half of last year.

RAI ended the quarter with cash balances of $1.9 billion, which reflected R.J. Reynolds Tobacco Company’s MSA payment of $2.3 billion in mid-April.

RAI intends to repay the company’s outstanding $500 million bond that matures on August 4, 2016, with available cash on-hand. The resulting reduction in total outstanding debt, as well as the continued growth in RAI’s operating companies’ businesses, is now expected to place RAI within its stated long-term debt leverage range in the third quarter of 2016.

As previously stated, the company pledged to consider additional opportunities to return value to RAI shareholders once it moved within this targeted leverage range. Accordingly, RAI announced today that its board has approved an increase in its dividend payout target to 80 percent of adjusted net income, and has authorized a new share repurchase program.

In line with the company’s new dividend payout target, RAI’s board approved a 9.5 percent increase in its quarterly cash dividend to $0.46 per share, or an annualized $1.84 per share. The dividend will be paid on Oct. 3, 2016, to shareholders of record as of Sept. 12, 2016.

RAI’s board also approved a new $2.0 billion share repurchase program that is intended to be completed by year-end 2018. This is the first share repurchase program authorized by RAI’s board since the announcement of the Lorillard acquisition in July 2014.

“Today’s increased dividend announcement follows the 16.7 percent increase that we announced in February, and reflects the increase in our target dividend payout ratio from 75 percent to 80 percent,” said Andrew Gilchrist, RAI’s chief financial officer.

“In combination with the new $2 billion share repurchase program, these actions demonstrate RAI’s deep commitment to returning tangible value to our shareholders, and reflect the confidence that both RAI’s management and its board have in our operating companies’ business strategies,” Gilchrist said.

Based on the strong second-quarter and first-half performance, as well as expectations for the rest of the year, RAI has narrowed its 2016 adjusted EPS guidance range. RAI adjusted EPS guidance for 2016 now stands at a range of $2.26 to $2.34, which represents growth of 14.1 percent to 18.2 percent over last year’s adjusted EPS of $1.98.

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss second-quarter 2016 results at 9:00 a.m. Eastern Time on July 26, 2016. The call will be available live online on a listen-only basis. To register for the call, please go to the Investors Events and Presentations section on our website. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 201-0168 (toll free) or (647) 788-4901 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.

Web and Social Media Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news, including our quarterly earnings, about RAI and its operating companies. RAI also uses Twitter to publicly disseminate company news via @RAI News. It is possible that the information we post could be deemed to be material information. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted, and to follow RAI on Twitter at @RAI News.

Forward-looking and Cautionary Statements

Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this document and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and RAI and its subsidiaries’ expectations, beliefs, intentions or future strategies that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. These risks, contingencies and other uncertainties include:

•	the effect of unfavorable litigation relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products (including smokeless tobacco products and electronic cigarettes) that is pending or may be instituted against RAI or its subsidiaries, including, the Engle Progeny cases;

•	the effect of adverse governmental developments on RAI’s subsidiaries’ sales of products that contain menthol, including the possibility that the U.S. Food and Drug Administration (FDA) will issue regulations prohibiting menthol, or restricting the use of menthol, in cigarettes;

•	the adverse effects (including damage to RAI’s reputation, recall costs and decreased sales) arising from an order of the Center for Tobacco Products established within the FDA (CTP) (1) finding that a provisional product sold by an RAI subsidiary is not substantially equivalent to a predicate product, and (2) as a result, requiring that the provisional product be removed from the market;

•	the possibility that the CTP fails to grant a marketing order allowing an RAI subsidiary to launch a new tobacco product or modify an existing product;

•	the adverse effects arising out of (1) the FDA’s issuance of a warning letter to Santa Fe Natural Tobacco Company, Inc. regarding the company’s use of the terms “natural” and “additive free” in the product labeling and advertising for Natural American Spirit cigarettes without a modified risk product authorization order from the agency, or (2) other FDA actions related to product labeling and advertising, in each case potentially resulting in damage to RAI’s reputation, fines and related costs and decreased sales;

•	the adverse effects arising from the FDA’s issuance in May 2016 of a regulation extending the agency’s control and authority over tobacco products to e-cigarettes, (1) subjecting e-cigarettes to restrictions on, among other things, the manufacturing, marketing and sale of such products, and (2) requiring FDA clearance of e-cigarettes introduced to the market after February 15, 2007;

•	the possibility that the FDA will issue regulations further controlling constituents in cigarettes, including requiring the reduction of nicotine levels or the reduction or elimination of other constituents;

•	the substantial payment obligations based on cigarette sales, coupled with the substantial limitations on the sale, advertising and marketing of cigarettes (and of RJR Tobacco’s smoke-free tobacco products) under the State Settlement Agreements and the possibility that NPM Adjustment awards could be vacated or otherwise modified;

•	the continued decline in U.S. cigarette consumption or the possible transition of consumers away from premium brands to lower-cost brands, considering RAI’s and its subsidiaries’ dependence on the U.S. cigarette industry and premium and super-premium cigarette brands;

•	the success or failure of new products (including vapor category product offerings and other non-traditional tobacco products), marketing strategies and promotional programs;

•	competitive actions and pricing pressures from other manufacturers, including manufacturers of deep-discount cigarette brands;

•	significant current and anticipated federal, state and local governmental regulation of tobacco products, including limitations on advertising, sale and use of tobacco products;

•	substantial and increasing taxation of tobacco products;

•	fluctuations in the availability, quality and price of raw materials and commodities, including tobacco leaf, used in the products of RAI’s subsidiaries;

•	the reliance on a few significant manufacturing facilities and single source suppliers for certain key raw materials;

•	the possible impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the investment returns earned on pension assets or any adverse effects of any new legislation or regulations changing pension and postretirement benefits accounting or required pension funding levels;

•	the concentration of a material amount of sales with a limited number of customers and potential loss of these customers;

•	security breaches or disruptions in critical information technology systems, many of which are managed by third party service providers;

•	the impact of the health and social issues associated with the tobacco industry on attracting and retaining qualified professionals;

•	the inability to adequately protect intellectual property rights;

•	indemnification obligations for specified matters and retention of certain liabilities related to assets transferred in transactions with ITG and JT International Holding BV;

•	the success or failure of acquisitions or dispositions, which RAI or its subsidiaries may engage in from time to time;

•	the effect of market conditions on interest rate risk and the return on corporate cash, or adverse changes in liquidity in the financial markets;

•	the substantial amount of RAI and RJR Tobacco debt, including the additional debt assumed and incurred in connection with the acquisition of Lorillard Inc., and failure to comply with debt covenants;

•	the impact of a potential decrease in RAI’s credit ratings on RAI’s ability to access the debt capital markets and on RAI’s borrowing costs;

•	the possibility of changes in RAI’s dividend policy;

•	the significant collective ownership interest in RAI of British American Tobacco p.l.c. (BAT) and its subsidiaries, and their associated rights under the Governance Agreement, which if terminated, in whole or in part, in accordance with its terms, could eliminate the board composition and share transfer restrictions placed on BAT and its subsidiaries; and

•	the absence of significant anti-takeover measures, following the expiration of the standstill provision in the Governance Agreement and the RAI shareholder rights plan, together with the effects of the recent declassification of the board of directors.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the United States and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company is a marketer of digital vapor cigarettes, manufactured on its behalf by R.J. Reynolds, under the VUSE brand name in the United States.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit Transforming Tobacco.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income - GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales, external	$3,141	$2,349	$6,003	$4,324
Net sales, related party	54	54	109	136

Net sales	3,195	2,403	6,112	4,460
Cost of products sold	1,275	1,084	2,440	1,934
Selling, general and administrative expenses	499	451	964	962
Gain on divestitures	-	(3,499)	(4,861)	(3,499)
Amortization expense	6	3	12	6

Operating income	1,415	4,364	7,557	5,057
Interest and debt expense	152	105	326	196
Interest income	(2)	-	(5)	(1)
Other (income) expense, net	(1)	20	251	3

Income from continuing operations before income taxes	1,266	4,239	6,985	4,859
Provision for income taxes	470	2,311	2,624	2,542

Net income	$796	$1,928	$4,361	$2,317

Basic net income per share:
Net Income	$0.56	$1.70	$3.06	$2.11

Diluted net income per share:
Net Income	$0.56	$1.69	$3.05	$2.10

Basic weighted average shares, in thousands	1,427,413	1,136,354	1,427,430	1,099,704

Diluted weighted average shares, in thousands	1,429,967	1,139,356	1,430,518	1,103,201

Segment data:
Net sales:
RJR Tobacco	$2,646	$1,876	$5,057	$3,484
Santa Fe	247	218	465	389
American Snuff	232	218	448	419
All Other	70	91	142	168

	$3,195	$2,403	$6,112	$4,460

Operating income (loss):
RJR Tobacco	$1,216	$727	$2,323	$1,315
Santa Fe	133	125	256	217
American Snuff	138	130	271	248
All Other	(43)	(35)	(77)	(96)
Gain on Divestiture	-	3,499	4,861	3,499
Corporate	(29)	(82)	(77)	(126)

	$1,415	$4,364	$7,557	$5,057

Supplemental information:
Excise tax expense	$1,120	$987	$2,150	$1,827
Master Settlement Agreement and other state settlement expense	$719	$571	$1,349	$965
FDA fees	$49	$38	$99	$73

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

RAI management uses “adjusted” (Non-GAAP) measurements to set performance goals and as a means to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (Non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended June 30,
	2016			2015
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
Reported (GAAP) results	$1,415	$796	$0.56	$4,364	$1,928	$1.69
Reported (GAAP) results include the following:
Gain on divestiture	-	-	-	(3,499)	(1,466)	(1.29)
Implementation costs	3	2	-	104	66	0.06
Engle Progeny cases	48	30	0.02	3	2	-
Debt and financing costs (2)	-	-	-	-	18	0.02
Transaction-related costs	-	-	-	39	31	0.03

Total adjustments	51	32	0.02	(3,353)	(1,349)	(1.18)

Adjusted (Non-GAAP) results	$1,466	$828	$0.58	$1,011	$579	$0.51

	Six Months Ended June 30,
	2016			2015
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
Reported (GAAP) results	$7,557	$4,361	$3.05	$5,057	$2,317	$2.10
Reported (GAAP) results include the following:
Gain on divestitures	(4,861)	(3,023)	(2.11)	(3,499)	(1,466)	(1.33)
Implementation costs	28	18	0.01	104	66	0.06
Engle Progeny cases	61	38	0.02	111	70	0.06
Debt and financing costs (1)(2)	-	155	0.11	-	38	0.04
2003 NPM Adjustment Claim	-	-	-	(70)	(43)	(0.04)
Tobacco Related and Other Litigation	-	-	-	19	11	0.01
Transaction-related costs	-	-	-	54	43	0.04

Total adjustments	(4,772)	(2,812)	(1.97)	(3,281)	(1,281)	(1.16)

Adjusted (Non-GAAP) results	$2,785	$1,549	$1.08	$1,776	$1,036	$0.94

(1)	For the six months ended June 30, 2016, debt and financing costs of $155 million are presented net of an income tax benefit of $88 million.
(2)	For the three and six months ended June 30, 2015, debt and financing costs of $18 million and $38 million, respectively, are presented net of an income tax benefit of $11 million and $22 million, respectively.

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	Jun. 30, 2016	Dec. 31, 2015
Assets
Cash and cash equivalents	$1,918	$2,567
Other current assets	2,987	3,620
Trademarks and other intangible assets, net	29,455	29,467
Goodwill	15,993	15,993
Other noncurrent assets	1,419	1,485
	$51,772	$53,132
Liabilities and shareholders’ equity
Tobacco settlement accruals	$1,696	$2,816
Other current liabilities	3,082	2,475
Long-term debt (less current maturities)	13,192	16,849
Deferred income taxes, net	10,366	10,236
Long-term retirement benefits (less current portion)	1,813	2,265
Other noncurrent liabilities	223	239
Shareholders’ equity	21,400	18,252
	$51,772	$53,132

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment

(Dollars in Millions)

(Unaudited)

The RJR Tobacco segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The Santa Fe segment consists of the primary operations of Santa Fe Natural Tobacco Company, Inc., which manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States.

Management uses “adjusted” (Non-GAAP) measurements to set performance goals and as a means to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended June 30,
	2016			2015
	RJR Tobacco	Santa Fe	American Snuff	RJR Tobacco	Santa Fe	American Snuff
Reported (GAAP) operating income	$1,216	$133	$138	$727	$125	$130

Reported (GAAP) results include the following:
Implementation costs (1)(2)	2	-	-	102	-	-
Engle Progeny cases	48	-	-	3	-	-

Total adjustments (3)	50	-	-	105	-	-

Adjusted (Non-GAAP) operating income	$1,266	$133	$138	$832	$125	$130

	Six Months Ended June 30,
	2016			2015
	RJR Tobacco	Santa Fe	American Snuff	RJR Tobacco	Santa Fe	American Snuff
Reported (GAAP) operating income	$2,323	$256	$271	$1,315	$217	$248

Reported (GAAP) results include the following:
Implementation costs (1)(2)	3	-	-	102	-	-
Engle Progeny cases	61	-	-	111	-	-
2003 NPM Adjustment Claim	-	-	-	(70)	-	-
Tobacco Related and Other Litigation	-	-	-	19	-	-

Total adjustments (3)	64	-	-	162	-	-

Adjusted (Non-GAAP) operating income	$2,387	$256	$271	$1,477	$217	$248

(1)	For the three and six months ended June 30, 2016, RAI and its operating companies recorded aggregate implementation cost adjustments of $3 million and $28 million, respectively, respectively, including $1 million and $25 million, respectively, in the corporate and all other segment.
(2)	For the three and six months ended June 30, 2015, RAI and its operating companies recorded aggregate implementation cost adjustments of $104 million, including $2 million in the all other segment.
(3)	For the three and six months ended June 30, 2015, RAI and its operating companies recorded aggregate transaction related cost adjustments of $39 million and $54 million, respectively, in the corporate segment.

Schedule 4

RAI OPERATING COMPANIES’ U.S. CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
RJR Tobacco	2016	2015	Units	%	2016	2015	Units	%
Newport	8.8	1.4	7.3	NM	16.9	1.4	15.4	NM
Camel	5.3	5.4	(0.2)	-2.8%	10.0	10.3	(0.3)	-2.8%
Pall Mall	4.9	5.2	(0.3)	-5.4%	9.4	9.9	(0.5)	-5.1%

Total RJR Tobacco drive brands	18.9	12.0	6.9	57.3%	36.4	21.7	14.6	67.5%

Other	1.5	4.3	(2.7)	-63.8%	3.0	8.5	(5.6)	-65.1%

Total RJR Tobacco	20.5	16.3	4.2	25.7%	39.3	30.2	9.1	30.0%

Santa Fe
Natural American Spirit	1.4	1.3	0.1	10.8%	2.6	2.3	0.4	15.8%

Total RAI operating companies	21.9	17.6	4.3	24.6%	42.0	32.5	9.4	29.0%

Total RJR Tobacco:
Total premium	14.5	10.0	4.5	45.3%	27.8	18.2	9.7	53.1%
Total value	6.0	6.3	(0.3)	-5.4%	11.5	12.1	(0.6)	-4.8%
Premium/total mix	70.9%	61.3%	9.6		70.8%	60.1%	10.7

Industry	66.2	68.8	(2.7)	-3.9%	127.7	130.1	(2.4)	-1.9%
Premium	48.0	49.8	(1.8)	-3.7%	92.8	94.0	(1.2)	-1.3%
Value	18.2	19.0	(0.8)	-4.3%	34.9	36.1	(1.2)	-3.4%
Premium/total mix	72.6%	72.4%	0.1		72.7%	72.2%	0.4

RETAIL SHARE OF MARKET*:	Three Months Ended				Six Months Ended
	June 30,				June 30,
RJR Tobacco:	2016	2015	Change		2016	2015	Change
Newport	13.9%	13.4%	0.5		13.9%	13.4%	0.6
Camel	8.3%	8.3%	(0.0)		8.2%	8.3%	(0.1)
Pall Mall	7.7%	7.9%	(0.2)		7.8%	8.0%	(0.3)

Total RJR Tobacco drive brands	29.8%	29.6%	0.3		29.9%	29.7%	0.2

Other	2.4%	2.6%	(0.2)		2.4%	2.6%	(0.2)

Total RJR Tobacco	32.2%	32.2%	0.1		32.4%	32.4%	0.0

Santa Fe
Natural American Spirit	2.2%	1.8%	0.4		2.1%	1.8%	0.4

Total RAI operating companies	34.5%	34.0%	0.4		34.5%	34.1%	0.4

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

*	Market share information is included for RJR Tobacco and Santa Fe to provide enhanced analysis of their brands performance. For brands that were acquired in the Lorillard Merger, share information is displayed as if the brands were part of the portfolio for all time periods shown. Brands that were part of the Divestiture to ITG Brands have been removed for all presented time periods. Accordingly, these pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations of the combined company would have been if the Merger and Divestiture had occurred at the beginning of the periods presented, nor are they indicative of future results of operations.

*	The universe of industry participants that MSAi uses to estimate RJR Tobacco’s and Santa Fe’s cigarette shipments to retail market shares has been revised to reflect the new universe of direct customers as a result of the Merger. The revision results in higher absolute share levels in 2015 on some of RJR Tobacco’s and Santa Fe’s brands, but does not affect overall share trends. Prior-year market share data has been restated on this basis for comparison purposes.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES

AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2016	2015	Units	%	2016	2015	Units	%
Grizzly	116.8	117.2	(0.4)	-0.4%	228.1	224.3	3.8	1.7%
Other	11.0	11.3	(0.3)	-2.4%	21.1	21.7	(0.7)	-3.0%

Total moist snuff cans	127.8	128.5	(0.7)	-0.5%	249.1	246.0	3.1	1.3%

RETAIL SHARE OF MARKET*:
	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2016	2015	Change		2016	2015	Change
Grizzly	30.6%	31.3%	(0.7)		30.7%	30.8%	(0.1)
Other	2.6%	2.8%	(0.1)		2.6%	2.8%	(0.2)

Total retail share of market	33.2%	34.0%	(0.8)		33.3%	33.6%	(0.3)

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

*	The universe of industry participants that MSAi uses to estimate American Snuff’s moist snuff shipments to retail market shares has been revised to reflect the new universe of direct customers as a result of the Merger. The revision results in higher absolute share levels in 2015 on some of American Snuff’s brands, but does not affect overall share trends. Prior-year market share data has been restated on this basis for comparison purposes.